Exhibit 99.4
Yahoo! and WebMD Sign Exclusive Multi-Year Search and
Advertising Distribution Agreement
Yahoo! to power WebMD’s sponsored search
WebMD to extend its advertising reach across Yahoo’s network
SUNNYVALE, Calif. and NEW YORK, NY, October 16, 2007 — Yahoo! Inc. (Nasdaq:YHOO), a global Internet company and one of the most trafficked Internet destinations worldwide, and WebMD (Nasdaq: WBMD), the established leader in online health information, today announced exclusive, multi-year search and advertising distribution agreements. Under the new agreements, Yahoo! will power sponsored search across the WebMD network of consumer sites, including WebMD Health, MedicineNet, eMedicine Health and RxList. In addition, WebMD will extend its advertising reach to include WebMD users across Yahoo! properties and services. WebMD will be the only significant online health publisher to represent Yahoo!’s advertising inventory.
With online advertising spending in the health and pharmaceuticals category expected to top $1 billion next year*, this agreement provides both Yahoo! and WebMD with additional reach and targeting that will benefit advertisers and consumers alike. Yahoo!’s robust ad platform coupled with effective targeting capabilities will enable advertisers to reach an even larger engaged audience and consumers will receive more relevant and timely health-related marketing messages. Additionally, should WebMD choose to make its inventory available to a third party advertising network, Yahoo! will have the opportunity to extend its advanced advertising products across the WebMD network of consumer sites on competitive terms.
“This strategic agreement dramatically extends WebMD’s ability to uniquely reach health-involved consumers across the breadth of both WebMD and Yahoo! properties,” said Wayne Gattinella, President and CEO of WebMD. “We’re pleased to bring Yahoo!’s world class sponsored search capability to WebMD users as they seek credible health information on our network of consumer sites.”
“Yahoo! couldn’t be more thrilled to power sponsored search for WebMD’s users. WebMD is the premier destination for health information,” said Todd Teresi, senior vice president of the Yahoo! Publisher Network. “This agreement ushers in a new era of collaboration and value creation for marketers seeking qualified audiences, consumers demanding relevant experiences, and for our collective organizations as we look to build upon our unique strengths.”
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
About Yahoo!
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com or the company’s blog, Yodel Anecdotal.
* eMarketer Pharmaceutical Marketing Online report, August 2007

Contacts:
For Yahoo!:
Emily Fox, (408) 349-8150, emilyf@yahoo-inc.com
Ruth Sarfaty, (212) 571-8179, rsarfaty@yahoo-inc.com
For WebMD:
Jennifer Newman, (212) 624-3912, jnewman@webmd.net (media)
Risa Fisher, (212) 624-3817, rfisher@webmd.net (investors)